The transition to a holding company structure described in this document involves securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than in connection with the transition to a holding company structure, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

Internet Disclosure Matters for Notice of Convocation of the

119th Annual General Meeting of Shareholders

Business Report

Items Regarding the Bank’s Stock Acquisition Rights	2

Systems for Ensuring Properness of Business Activities and Outline of Operation of the Systems	6

Non-consolidated Financial Statements

Non-consolidated Statement of Changes in Net Assets	11
Notes to Non-Consolidated Financial Statements	13

Consolidated Financial Statements

Consolidated Statement of Changes in Net Assets	24
Notes to Consolidated Financial Statements	25

THE IYO BANK, LTD.

These documents have been provided to shareholders on our website (https://www.iyobank.co.jp/) pursuant to provisions of the relevant laws and regulations as well as Article 15 of the Articles of Incorporation of the Bank.

1

2

Items Regarding the Bank’s Share Options

(1)	The Bank’s share options held by its officers at the end of the fiscal year
	Outline of share options	Number of persons owning share options
Directors (excluding Directors Serving as Audit and Supervisory Committee Members)

(i) Name

The Iyo Bank, Ltd. First Share Options

(ii) Date of allotment of share options

July 15, 2011

(iii) Number of share options

215 units

(iv) Class and number of underlying shares

Common stock: 21,500 shares

(v) Exercise period for share options

From July 16, 2011 to July 15, 2041

(vi) Exercise price

¥1 per share

(vii) Conditions for exercising share options

The holder of share options may exercise share options all at once during a period of 10 days from the day immediately following the date of forfeiture of his/her position as Director (excluding Director Serving as Audit and Supervisory Committee Member) of the Bank.

2

(i) Name

The Iyo Bank, Ltd. Second Share Options

(ii) Date of allotment of share options

July 17, 2012

(iii) Number of share options

316 units

(iv) Class and number of underlying shares

Common stock: 31,600 shares

(v) Exercise period for share options

From July 18, 2012 to July 17, 2042

(vi) Exercise price

¥1 per share

(vii) Conditions for exercise of share options

The holder of share options may exercise share options all at once during a period of 10 days from the day immediately following the date of forfeiture of his/her position as Director (excluding Director Serving as Audit and Supervisory Committee Member) of the Bank.

2

3

	Outline of share options	Number of persons owning share options
Directors (excluding Directors Serving as Audit and Supervisory Committee Members)

(i) Name

The Iyo Bank, Ltd. Third Share Options

(ii) Date of allotment of share options

July 16, 2013

(iii) Number of share options

215 units

(iv) Class and number of underlying shares

Common stock: 21,500 shares

(v) Exercise period for share options

From July 17, 2013 to July 16, 2043

(vi) Exercise price

¥1 per share

(vii) Conditions for exercising share options

The holder of share options may exercise share options all at once during a period of 10 days from the day immediately following the date of forfeiture of his/her position as Director (excluding Director Serving as Audit and Supervisory Committee Member) of the Bank.

2

(i) Name

The Iyo Bank, Ltd. Fourth Share Options

(ii) Date of allotment of share options

July 16, 2014

(iii) Number of share options

255 units

(iv) Class and number of underlying shares

Common stock: 25,500 shares

(v) Exercise period for share options

From July 17, 2014 to July 16, 2044

(vi) Exercise price

¥1 per share

(vii) Conditions for exercising share options

The holder of share options may exercise share options all at once during a period of 10 days from the day immediately following the date of forfeiture of his/her position as Director (excluding Director Serving as Audit and Supervisory Committee Member) of the Bank.

3

4

	Outline of share options	Number of persons owning share options
Directors (excluding Directors Serving as Audit and Supervisory Committee Members)

(i) Name

The Iyo Bank, Ltd. Fifth Share Options

(ii) Date of allotment of share options

July 15, 2015

(iii) Number of share options

190 units

(iv) Class and number of underlying shares

Common stock: 19,000 shares

(v) Exercise period for share options

From July 16, 2015 to July 15, 2045

(vi) Exercise price

¥1 per share

(vii) Conditions for exercising share options

The holder of share options may exercise share options all at once during a period of 10 days from the day immediately following the date of forfeiture of his/her position as Director (excluding Director Serving as Audit and Supervisory Committee Member) of the Bank.

4

(i) Name

The Iyo Bank, Ltd. Sixth Share Options

(ii) Date of allotment of share options

July 15, 2016

(iii) Number of share options

430 units

(iv) Class and number of underlying shares

Common stock: 43,000 shares

(v) Exercise period for share options

From July 16, 2016 to July 15, 2046

(vi) Exercise price

¥1 per share

(vii) Conditions for exercising share options

The holder of share options may exercise share options all at once during a period of 10 days from the day immediately following the date of forfeiture of his/her position as Director (excluding Director Serving as Audit and Supervisory Committee Member) of the Bank.

4

5

	Outline of share options	Number of persons owning share options
Directors (excluding Directors Serving as Audit and Supervisory Committee Members)

(i) Name

The Iyo Bank, Ltd. Seventh Share Options

(ii) Date of allotment of share options

July 14, 2017

(iii) Number of share options

483 units

(iv) Class and number of underlying shares

Common stock: 48,300 shares

(v) Exercise period for share options

From July 15, 2017 to July 14, 2047

(vi) Exercise price

¥1 per share

(vii) Conditions for exercising share options

The holder of share options may exercise share options all at once during a period of 10 days from the day immediately following the date of forfeiture of his/her position as Director (excluding Director Serving as Audit and Supervisory Committee Member) of the Bank.

6

(2)	The Bank’s stock acquisition rights issued to employees and others during the current fiscal year

Not applicable.

6

Systems for Ensuring Properness of Business Activities and

Outline of Operation of the Systems

1.	Development of systems for ensuring the properness of business activities

The Bank has been striving to develop the systems to ensure the properness of business activities in accordance with the Basic Policy for Development of Internal Control System stipulated by the Board of Directors. Note that the development of systems for ensuring the properness of business activities described below is a status as of the end of the current fiscal year.

A.  Legal compliance system

(a)	Practicing corporate credo

To fulfill our corporate credo “Creating a bright and prosperous future for the region [Significance of Existence]”; “Offering the best service and being worthy of people’s trust [Management Stance]”; and “Rendering our best service with gratitude in our hearts [Code of Conduct]”, all management and employees observe the action guidelines that detail behavioral standards for the corporate credo.

(b)	Establishing a corporate culture focusing on legal compliance

With legal compliance at the top of management agenda, the Directors shall take the lead with integrity to establish an ethical corporate culture emphasizing on compliance with laws, ordinances and regulations.

Especially, the President shall show the Bank’s initiatives toward legal compliance at every possible opportunity, such as new year’s greetings, branch managers’ meetings, and internal trainings.

(c)	Putting in place rules and regulations

The Board of Directors shall formulate standards that must be shared and observed by all employees from the branch level to top management. These standards shall be reviewed as needed in response to enactment, revision, or abolition of laws and regulations or a change in the business environment and other conditions.

The Board of Directors shall also determine specific implementation plan concerning legal compliance in each fiscal year.

(d)	Establishing an organization

A control division for legal compliance shall be established. Also, compliance officers shall be appointed at all head office and branch business departments. The compliance officers shall assess and report a progress in compliance-related matters in each organization as well as organize training and consulting activities focusing on legal compliance.

In addition, a Compliance Council chaired by the President shall be established to deliberate matters relating to organization-wide legal compliance system. The results of deliberation shall be reported or suggested to the Board of Directors.

(e)	Establishing reporting and consulting system

A reporting, including whistle-blowing, and consulting system shall be put in place and properly conducted in the case of detection of any fact or possibility of a behavior that may violate legal compliance.

A division shall also be established to sincerely respond to requests or complaints from customers and collectively manage and inspect the details. This division reports the status to the Executive Committee every month.

(f)	Enhancing education and training systems

Directors shall actively participate in external training and study sessions to collect information or materials on legal compliance.

The Compliance Division and compliance officers in each division or department shall enhance the training systems for legal compliance at internal group training and study sessions at individual organizations.

7

(g)	Monitoring

The Compliance Division and each division or department concerned shall periodically monitor the status of legal compliance.

In addition, the Internal Audit Division shall conduct an internal audit to determine whether the legal compliance system is appropriate and effective based on the monitoring result reported by the Compliance Division.

(h)	Responding to antisocial forces

The Bank shall strive to keep a resolute attitude and stay away from businesses with antisocial forces, which threaten public order and safety.

(i)	Taking countermeasures against money laundering and terrorism funding

The Bank shall conduct businesses with an internal management system developed for preventing money laundering and terrorism funding.

B.  Information storage/management

(a)	Information storage/management

Each division or department concerned shall appropriately store and manage the following documents, which record information on the Board of Directors’ performance of duties, for each specified period: the minutes of annual general meeting of shareholders, Board of Directors meetings, Executive Committee meetings, and other meetings and committees; draft proposals for approval; and other key documents.

(b)	Information security

Each division or department concerned shall put in place administrative regulations and other operational rules on information security to appropriately protect the information assets owned by the Bank.

C.  Risk management system

(a)	Developing a risk management plan

The Board of Directors shall issue Risk Management Plan biannually to determine and strengthen risk management against business risks.

(b)	Putting in place rules and regulations

Each risk management control division or department shall put in place management rules and regulations while considering the characteristics of each risk. Based on these rules and regulations, risks shall be appropriately managed.

(c)	Establishing an organization

A department shall be established to control overall risk management.

The ALM Committee, chaired by the President, shall also be established, where fundamental policies on fund management and procurement structures are examined.

Additionally, the Operational Risk Administration Committee, chaired by the director in charge of the Risk Management Division, and the Credit Risk Administration Committee shall be established, where the organization-wide status of risk management is checked, and how to enhance the management system is discussed.

(d)	Monitoring

The Risk Management Division and each division or department concerned shall periodically monitor the management status and the methods of managing risks.

In addition, the Internal Audit Division shall conduct an internal audit to determine whether the risk management system is appropriate and effective based on the monitoring result reported by the Risk Management Division.

D.  Efficient system for executing duties

(a)	Directors with special titles

For quicker decision-making and efficient management, Directors with special titles shall be appointed by a resolution of the Board of Directors, along with assigned departments, divisions, and blocks of which such Directors with special titles shall be in charge.

8

(b)	Executive Committee

In accordance with the Executive Committee Regulations stipulated by the Board of Directors, the Executive Committee consisting of Directors with special titles shall be established to support the President’s duties. The Executive Committee shall discuss important issues affecting all areas of operations, based on the fundamental policies decided upon by the Board of Directors.

(c)	Structure, segregation of duties, and office organization

Structure, segregation of duties, and office organization shall be established to enable the Directors to efficiently perform their duties.

(d)	Development of management plans and progress management

For planned and systematic conduct of duties, the Board of Directors shall determine the Medium-Term Management Plan, Management Plan for each fiscal year, and Cash Budget at beginning of term.

The progress of these plans shall be grasped, and the content shall be revised as needed in response to a change in the business environment and other factors.

(e)	Use of IT and other technologies

IT (information technology), information systems, and other technologies shall be used to streamline the Directors’ duties.

E.  Group management system

(a)	Reliability assurance of financial reporting

The Bank and group companies (subsidiary companies stipulated in Article 2, Paragraph 8 of the Banking Act and subsidiary corporations, etc. stipulated in Article 4-2-2 of the Order for Enforcement of the Banking Act) shall comply with laws and regulations, accounting standards, and other requirements to ensure the reliability of financial reporting.

(b)	Management of the group companies
i.	Putting in place rules and regulations

The Board of Directors shall put in place rules and regulations to appropriately manage the group companies.

ii.	Establishing an organization

A department shall be established to control training and support that are provided to the group companies. The Bank shall hold periodic meetings with the group companies. Also, to prevent losses of group companies, a risk management system shall be introduced, where the group companies consult or report to the Bank about important matters regarding their management.

iii.	Business management

The Bank shall provide the group companies with training and support for establishing legal compliance and risk management systems to ensure that Directors of the group companies can efficiently conduct their duties. Also, the Bank’s Internal Audit Division shall conduct an internal audit of the group companies to ensure the group-wide properness of business activities.

In addition, a system shall be established that enables all management and employees of the group companies to consult the Bank’s Audit and Supervisory Committee or the Compliance Division about matters related to legal observance.

F.  Items regarding assistance in auditing work of the Audit and Supervisory Committee

(a)	Establishing an organization

A division or department shall be established as the secretariat of the Audit and Supervisory Committee to assist administrative work.

(b)	Allocating assistants and ensuring their independence and effectiveness of instructions

The secretariat of the Audit and Supervisory Committee shall be staffed with employees assisting the duties of the committee. The said employees shall not hold any other posts concurrently. In the case of personnel changes of them or other adjustment, the Audit and Supervisory Committee shall first be consulted for advice and the President makes a final decision while considering the advice of the committee members.

9

G.	Report to the Audit and Supervisory Committee and systems for ensuring audit effectiveness
(a)	Attendance at major meetings and committees

The Audit and Supervisory Committee Members can attend and voice opinions at the Executive Committee and other major committees and meetings, which shall be stated in relevant rules or regulations.

(b)	Periodic meetings between the President and the Audit and Supervisory Committee

Representative Directors shall hold periodic meetings with the Audit and Supervisory Committee to discuss issues to be addressed and risks to the Bank as well as the status of developing the auditing environment of the Audit and Supervisory Committee and important auditing matters. Through the meetings, the Representative Directors shall strive to deepen mutual understanding and reliability with the committee members.

(c)	Report to the Audit and Supervisory Committee
i.	Upon finding a fact that can cause serious damage to the Bank or group companies, the directors shall immediately report on the fact to the Audit and Supervisory Committee.
ii.	A system shall be established for a case where upon finding a fact that can cause serious damage to the Bank or group companies or a problem with legal observance, the Bank’s Executive Officers and employees as well as officers and employees of the group companies can report the fact or problem to the Audit and Supervisory Committee.
iii.	The Bank’s Directors, Executive Officers, and employees as well as officers and employees of the group companies shall cooperate, upon request, to report to the Audit and Supervisory Committee.
iv.	The Bank does not take any adverse actions against individuals who report to the Audit and Supervisory Committee.
(d)	Relationship between the Audit and Supervisory Committee and the Internal Audit Division
i.	The Internal Audit Division shall follow the instructions of the President and Audit and Supervisory Committee.
ii.	The Audit and Supervisory Committee periodically receives reports on issues or other updates about the internal management system from the Internal Audit Division. Based on these reports, the committee can give specific instructions as needed to the Internal Audit Division. Note that in the case of an inconsistency between instructions from the President and those from the Audit and Supervisory Committee, the instructions from the Audit and Supervisory Committee shall be prioritized.
iii.	In the case of personnel changes of the general manager of the Internal Audit Division who receives instructions from the Audit and Supervisory Committee, the Audit and Supervisory Committee shall first be consulted for advice and the President makes a final decision while considering the advice of the committee members.
(e)	Expenses regarding the execution of duties by the Audit and Supervisory Committee
i.	The Bank shall bear expenses that are deemed necessary for the Audit and Supervisory Committee Members to execute duties (limited to duties of the Audit and Supervisory Committee).
ii.	The Bank shall biannually allocate a certain amount of budget to promptly defray expenses that are deemed necessary for the Audit and Supervisory Committee Members to execute duties.

2.	Outline of the Operation of the Systems for Ensuring the Properness of Business Activities

The following outlines the operation of systems for ensuring the properness of business activities of the Bank for the current fiscal year.

A.  Legal compliance system

The Bank makes efforts to develop an ethical working environment by grasping the compliance status of each workplace through onsite interviews by the Compliance Division and workplace interviews by compliance officers assigned to each workplace. Regarding responses to other laws and regulations, the Bank also strives to bolster its legal compliance system by ensuring awareness of its internal reporting and consultation systems.

B.  Information storage/management

Aiming to eradicate wrong deliveries of customer information, the Bank feeds back the results of its cause analysis for each incident as a reference for self-checking. In order to mitigate the risk, the Head Office keeps various documents in custody centrally to eradicate wrong disposals of such information.

10

C.  Risk management system

The Bank held the ALM Committee (11 times), where it discussed the fundamental policies on fund management and procurement structures. The Bank also have checked the risk management status and discussed how to enhance the management system in the Operational Risk Administration Committee (four (4) times) and the Credit Risk Administration Committee (seven (7) times).

D.  Efficient system for executing duties

Aiming to offer an integrated solution to regional and customer issues from the perspective of sustainability and CX enhancement, the Bank established the Business Marketing Division, Corporate Consulting Division, and Personal Consulting Division while reorganizing the Branch Banking Group to have the Customer Support Center (upgraded to a dedicated center) and five (5) divisions including the International Division and Regional Vitalization Division.

E.  Group management system

The Bank held the Group Company Regular Reporting Meeting two (2) times, and its group companies regularly report their management status at the Executive Committee (25 companies in total). In addition, the Bank has adopted the Group Chief Officer System for the purpose of further strengthening the Group’s management control structure and conducting integrated, strategic initiatives across the Group.

F.	Report to the Audit and Supervisory Committee and systems for ensuring audit effectiveness

In accordance with the direction and order of the President and the Audit and Supervisory Committee, the Bank conducts internal auditing and engages in risk communication at the monthly Internal Audit Reporting Meeting. In addition, the Audit and Supervisory Committee holds a monthly meeting with the Internal Audit Division. The Representative Director, Chairman, and Audit and Supervisory Committee have strived to deepen mutual understanding and a relationship of trust in the regularly held meetings such as the Management Deliberation Committee.

11

Non-consolidated Statement of Changes in Net Assets

for the 119th Fiscal Year

(From April 1, 2021 to March 31, 2022)

(Millions of yen)

	Stockholders’ equity
	Common stock	Capital surplus
		Capital reserve	Other capital surplus	Total capital surplus
Balance at the beginning of the accounting period	20,948	10,480	–	10,480
Cumulative effects of changes in accounting policies
Restated balance	20,948	10,480	–	10,480
Changes during the accounting period
Dividends
Reversal of deferred gains on real property
Provision of general reserve
Net income
Purchase of treasury stock
Disposal of treasury stock			(292)	(292)
Transfer of loss on disposal of treasury stock			292	292
Reversal of land revaluation excess
Changes in items other than stockholders’ equity, net
Total changes during the accounting period	–	–	–	–
Balance at the end of the accounting period	20,948	10,480	–	10,480

(Millions of yen)

	Stockholders’ equity
	Legal retained earnings	Retained earnings				Treasury stock	Total stockholders’ equity
		Other retained earnings			Total retained earnings
		Deferred gains on real property	General reserve	Retained earnings brought forward
Balance at the beginning of the accounting period	20,948	2,041	398,594	18,180	439,765	(6,508)	464,686
Cumulative effects of changes in accounting policies				(167)	(167)		(167)
Restated balance	20,948	2,041	398,594	18,013	439,598	(6,508)	464,519
Changes during the accounting period
Dividends				(4,754)	(4,754)		(4,754)
Reversal of deferred gains on real property		(6)		6	–
Provision of general reserve			12,000	(12,000)	–
Net income				24,660	24,660		24,660
Purchase of treasury stock						(638)	(638)
Disposal of treasury stock						1,043	750
Transfer of loss on disposal of treasury stock				(292)	(292)		–
Reversal of land revaluation excess				119	119		119
Changes in items other than stockholders’ equity, net
Total changes during the accounting period	–	(6)	12,000	7,739	19,732	405	20,137
Balance at the end of the accounting period	20,948	2,035	410,594	25,752	459,330	(6,103)	484,656

12

(Millions of yen)

	Valuation and translation adjustments				Stock acquisition rights	Total net assets
	Valuation difference on available-for-sale securities	Net deferred gains (losses) on derivatives under hedge accounting	Land revaluation excess	Total valuation and translation adjustments
Balance at the beginning of the accounting period	214,136	(374)	19,178	232,939	273	697,899
Cumulative effects of changes in accounting policies						(167)
Restated balance	214,136	(374)	19,178	232,939	273	697,732
Changes during the accounting period
Dividends						(4,754)
Reversal of deferred gains on real property
Provision of general reserve
Net income						24,660
Purchase of treasury stock						(638)
Disposal of treasury stock						750
Transfer of loss on disposal of treasury stock
Reversal of land revaluation excess						119
Changes in items other than stockholders’ equity, net	(25,320)	1,527	(119)	(23,911)	(65)	(23,977)
Total changes during the accounting period	(25,320)	1,527	(119)	(23,911)	(65)	(3,839)
Balance at the end of the accounting period	188,816	1,152	19,058	209,027	208	693,892

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Notes to Non-consolidated Financial Statements

Japanese yen amounts are rounded down to the nearest million.

Significant Accounting Policies

1.	Valuation basis and method for trading account securities

Trading account securities are stated at fair market value, and the cost of trading account securities sold is computed using the moving average method.

2.	Valuation basis and method for securities
(1)	Held-to-maturity debt securities are stated at amortized cost (on a straight-line basis) using the moving average method. Equity securities of subsidiaries and affiliates are stated at cost using the moving average method. Available-for-sale securities are stated at fair market value, and the cost of available-for-sale securities sold is computed using the moving average method. Note that, however, equity and other securities without fair market value are stated at cost using the moving average method.

Valuation difference on available-for-sale securities is recognized directly in net assets.

(2)	Securities included in the money held in trust account are treated in the same manner as the securities mentioned in 1. and 2. (1) above.
3.	Valuation basis and method for derivative transactions

Derivative transactions are valued at fair value.

4.	Depreciation/amortization methods for fixed assets
(1)	Tangible fixed assets (excluding lease assets)

Tangible fixed assets are depreciated using the declining balance method. However, buildings acquired on and after April 1, 1998 (excluding accompanying facilities) and accompanying facilities and structures acquired on or after April 1, 2016 are depreciated using the straight-line method.

The primary useful lives of these assets are as follows:

Buildings:    15 to 40 years

Others:        5 to 10 years

(2)	Intangible fixed assets (excluding lease assets)

Intangible fixed assets are amortized using the straight-line method. Internal-use software costs are amortized over the period available for internal use (mainly five years).

(3)	Lease assets

Lease assets included in “Tangible fixed assets” or “Intangible fixed assets” under finance leases that are not deemed to transfer ownership of the lease property to the lessee are depreciated or amortized using the straight-line method over the lease term. In cases in which there is a residual value guarantee under the lease contract, the residual value is the guaranteed amount. In other cases, it is deemed to be zero.

5.	Translation of foreign currency assets and liabilities into Japanese yen

Foreign currency assets and liabilities and the accounts of overseas branches are translated into yen at the rates prevailing at the balance sheet date.

6.	Recognition of reserves
(1)	Reserve for loan losses

The Bank records reserve for loan losses in accordance with the prescribed write-off and reserve criteria.

For loans to debtors who are undergoing bankruptcy or business failure through legal proceedings such as special liquidation (“bankrupt borrowers”), or who are in a similar financial condition (“a near-bankrupt borrowers”), the reserve for loan losses is provided at the full book value of such loans after deducting the amount of direct write-offs (as defined in the proviso below), net of the expected amount of recoveries from the disposable security and guarantees. For loans to debtors who are not yet legally bankrupt but deemed to have a high probability of becoming bankrupt (“potential bankrupt borrowers”), the reserve for loan losses is provided for the amount deemed necessary based on an overall solvency assessment performed for the amount of loans, net of the expected amount of recoveries from the disposable security and guarantees.

For loans, other than to bankrupt borrowers, a near-bankrupt borrowers, and potential bankrupt borrowers, that have been restructured due to the COVID-19 pandemic or for debtors in specific industries heavily affected by the pandemic, the reserve for loan losses is provided for the amount of loans, net of the expected amount of recoveries from the disposable security and guarantees, multiplied by a certain ratio of the remaining amount.

14

With regard to other loans, the Bank principally records the reserve for loan losses at the amount of estimated losses for the next one year or for the next three years. The estimated losses are determined by calculating rates of loss based on the average actual loan-loss ratios for certain past periods derived from actual loan-loss experience for one year or three years and making necessary adjustments.

All loans are assessed by business departments in accordance with internal rules for self-assessment of assets. Subsequently, the Credit Administration Department, which is independent from these departments, audits such assessments.

For secured or guaranteed loans to bankrupt borrowers and a near-bankrupt borrowers, the estimated uncollectible amount, determined by deducting an amount considered recoverable from the disposable security and guarantees from the loan amount, is directly written off from the loan amount. The estimated uncollectible amount was ¥20,345 million.

(2)	Accrued employees’ bonuses

Accrued employees’ bonuses are provided for the future payment of employees’ bonuses based on the estimated amounts of the future payments that are attributed to the current fiscal year.

(3)	Employees’ severance and retirement benefits

To provide for employees’ retirement benefits, employees’ severance and retirement benefits are recorded based on the projected amounts of retirement benefit obligations and pension assets at the end of the current fiscal year. In calculating retirement benefit obligations, the benefit formula basis is used to attribute the projected amount of retirement benefits to periods up to the end of the current fiscal year. Prior service cost and actuarial differences are amortized as follows:

Prior service cost:	Prior service cost is amortized using the straight-line method over a certain number of years (10 years) within the average remaining service years of employees at the time of recognition.
Actuarial differences:	Actuarial differences are amortized on a pro-rata basis using the straight-line method over a certain number of years (10 years) within the average remaining service years of employees from the fiscal year following the respective fiscal year of recognition.
(4)	Reserve for losses on repayment of dormant bank accounts

Reserve for losses on repayment of dormant bank accounts is provided in connection with inactive bank accounts the balances of which have been derecognized as liabilities. The reserve is provided for the possible future demands on claims of withdrawal from these accounts in an amount based on historical reimbursement experience.

(5)	Reserve for contingent losses

Reserve for contingent losses is maintained to provide against possible losses from contingencies which are not covered by other specific reserves. The amount of reserve is based on an estimate of the amount of possible future losses.

(6)	Reserve for share-based payments

Reserve for share-based payments is provided for the estimated amount of share benefit obligations at the end of the current fiscal year in order to prepare for delivery of the Bank’s shares to its Directors (excluding Directors Serving as Audit and Supervisory Committee Members) and Executive Officers under the internal share delivery regulations.

7.	Recognition of revenues and expenses

Revenue from contracts with customers is primarily received as consideration for the provision of services incidental to, among other services, deposit and lending services, exchange services, and securities-related services. Revenue is recognized upon the transfer of promised goods or services through the provision of services to customers in an amount that reflects the consideration to which the Bank expects to be entitled in exchange for those goods or services.

8.	Hedge accounting methods
(1)	Hedge against interest rate risk

In order to hedge the interest rate risk associated with various financial assets and liabilities, the Bank applies the deferred hedge accounting method stipulated in JICPA Industry-specific Committees Guidance No. 24, March 17, 2022, “Accounting and Auditing Treatment of Accounting Standards for Financial Instruments in Banking Industry.” The effectiveness of hedges that offset market fluctuations is assessed for (i) each identified group of hedged items, such as deposits, loans and similar instruments and (ii) the corresponding group of hedging instruments, such as interest rate swap transactions, in the same maturity bucket.

(2)	Hedge against fluctuation in foreign exchange rates

The Bank applies the deferred method of hedge accounting to hedge foreign exchange risk associated with various foreign currency-denominated financial assets and liabilities as stipulated in JICPA Industry-specific Committees Guidance No. 25, October 8, 2020, “Treatment of Accounting and Auditing Concerning Accounting for Foreign Currency Transactions in the Banking Industry.” The effectiveness of the hedging currency swap transactions, exchange swap transactions, and similar transactions that hedge the foreign exchange risk of monetary claims and liabilities denominated in foreign currencies is assessed by comparing the foreign currency positions of the hedged monetary claims and liabilities with those of the hedging instruments.

15

The Bank also applies fair value hedge accounting to portfolio hedges of the foreign exchange risk associated with foreign currency-denominated available-for-sale securities (other than bonds) identified as hedged items in advance as long as the amount of spot and forward foreign exchange contracts payable exceeds the acquisition costs of the hedged securities in foreign currency.

9.	Accounting procedures for consumption taxes

Amounts of nondeductible consumption taxes related to tangible fixed assets are recorded as expenses for the current fiscal year.

10.	Application of consolidated tax payment system

The Bank has adopted a consolidated tax payment system with the Bank as the taxable parent company. The Bank submitted a required notification of not transitioning to the group tax sharing system before the end of the current fiscal year.

11.	Accounting procedures for retirement benefits

Accounting procedures for unrecognized actuarial differences and unrecognized prior service cost related to retirement benefits are different from those adopted for the consolidated financial statements.

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Changes in Accounting Policies

(Application of Accounting Standard for Revenue Recognition, etc.)

The Bank has applied the “Accounting Standard for Revenue Recognition” (ASBJ Statement No. 29, March 31, 2020) and other standards from the beginning of the current fiscal year. In line with the application, the Bank recognizes revenue upon the transfer of control of promised goods or services to customers in an amount that reflects the consideration to which the Bank expects to be entitled in exchange for those goods and services.

The impact of this application on the non-consolidated financial statements for the current fiscal year was immaterial.

(Application of Accounting Standard for Fair Value Measurement, etc.)

The Bank has applied the “Accounting Standard for Fair Value Measurement” (ASBJ Statement No. 30, July 4, 2019; hereinafter the “Fair Value Measurement Standard”) and other standards from the beginning of the current fiscal year. In accordance with Paragraph 8 of the Fair Value Measurement Standard, the Bank has revised its fair value adjustment method used to determine the fair value of derivative transactions to maximize the use of relevant observable inputs estimated from derivatives and other instruments traded in the market. This revision comes in line with the application of the Fair Value Measurement Standard and other standards. In accordance with the transitional treatment provided for in the proviso to Paragraph 20 of the Fair Value Measurement Standard, the cumulative effects of retrospective application of the new accounting policy prior to the beginning of the current fiscal year were reflected in retained earnings at the beginning of the current fiscal year.

As a result, retained earnings brought forward, derivatives (assets), derivatives (liabilities), deferred tax liabilities, and stockholders’ equity per share as of April 1, 2021 decreased by ¥167 million, ¥382 million, ¥141 million, ¥73 million, and ¥0.52, respectively.

Significant Accounting Estimates

The followings are items that were recognized in the non-consolidated financial statements for the current fiscal year based on accounting estimates and may have a significant impact on the non-consolidated financial statements for the following fiscal year.

(Reserve for Loan Losses)

1.	Amount recognized in the non-consolidated financial statements for the current fiscal year

Reserve for loan losses:    ¥33,749 million

Of which, the amount recognized due to the COVID-19 pandemic was ¥7,310 million.

2.	Information that contributes to understanding significant accounting estimates for identified items
(1)	Calculation method

The details for the calculation method for reserve for loan losses are stated in “Significant Accounting Policies, 6. Recognition of reserves (1) Reserve for loan losses.”

(2)	Key assumptions

The main assumption is “credit risk of loans in determining debtor classification.” The “credit risk of loans in determining debtor classification” was determined by evaluating the repayment capacity of each debtor based on its financial condition, cash flow, profitability, etc.

In addition, for certain debtors of loans that have been restructured due to the COVID-19 pandemic or for debtors in specific industries heavily affected by the pandemic, it was assumed that the probability of deterioration in their future financial condition, cash flow, profitability, etc. would be higher than other debtors and that the classification of certain debtors would be deteriorated.

(3) The effect on the next year’s non-consolidated financial statements

Changes for the assumptions used for making initial estimates due to the inflection in the performance of individual debtors or the impact of the spread of COVID-19 could have a significant effect on reserve for loan losses in the non-consolidated financial statements for the following fiscal year.

Additional Information

(Share-based Payment System using the Trust)

The Bank has introduced a share-based payment system using a trust for its Directors (excluding Directors Serving as Audit and Supervisory Committee Members) and Executive Officers with the aim of raising awareness of contribution to the Bank’s medium- to long-term performance and enhancement of its corporate value.

1.	Overview of transactions

The trust acquires shares of the Bank using funds contributed by the Bank.

In accordance with the internal share delivery regulations set forth by the Board of Directors of the Bank, the Bank grants points to its Directors (excluding Directors Serving as Audit and Supervisory Committee Members) and Executive Officers. At the time of retirement, shares of the Bank and money will be delivered in accordance with the points through the trust.

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2.	Shares of the Bank held by the trust
(1)	Shares of the Bank held by the trust are recorded as treasury stock in stockholders’ equity at the book value in the trust.
(2)	The book value in the trust was ¥781 million.
(3)	The number of shares of the Bank held by the trust was 1,186 thousand shares.

Notes

(Notes to Non-consolidated Balance Sheet)

1.	Total amount of stocks and investments in subsidiaries and affiliates: ¥20,546 million
2.	The amounts of loans disclosed under the Banking Act and the Act on Emergency Measures for the Revitalization of the Financial Functions are as described below. These loans include corporate bonds recorded under “Securities” (limited to corporate bonds for which the payment of principal and interest is wholly or partially guaranteed and which were issued through private placement of securities as defined in Article 2, Paragraph 3 of the Financial Instruments and Exchange Act), loans and foreign exchange, and accrued interest, suspense payments and customers’ liabilities for acceptances and guarantees recorded under “Other assets,” as well as securities if the Bank lent such securities which are required to be disclosed in notes to its nonconsolidated balance sheet (they are limited to loans for use or lending under rental contract).

Bankrupt and quasi-bankrupt loans:	¥1,753 million
Doubtful loans:	¥62,389 million
Substandard loans:	¥23,780 million
Loans overdue three months or more:	¥2,076 million
Restructured loans:	¥21,704 million
Subtotal:	¥87,923 million
Normal loans:	¥5,257,359 million
Total:	¥5,345,282 million

Bankrupt and quasi-bankrupt loans are loans to debtors who are subject to bankruptcy, corporate reorganization or rehabilitation or other similar proceedings and other debtors in serious financial difficulties.

Doubtful loans are loans to debtors who have not gone bankrupt but whose financial position and operating results have so deteriorated that it is unlikely that the principal and interest on the loans will be recovered under the contract, excluding bankrupt and quasi-bankrupt loans.

Loans overdue three months or more are loans whose principal and/or interest payment have been past due for three months or more, excluding bankrupt and quasi-bankrupt loans and doubtful loans.

Restructured loans are loans that have been restructured to grant certain concessions favorable to the debtors, such as reduced interest rates or deferral or waiver of interest and/or principal payments to support or financially rehabilitate such debtors, excluding bankrupt and quasi-bankrupt loans, doubtful loans, and loans overdue three months or more.

Normal loans are loans that do not fall under the categories of bankrupt and quasi-bankrupt loans, doubtful loans, loans overdue three months or more, or restructured loans, and where the debtors have no problem with their financial position or operating results.

The above amounts of loans are before the deduction of reserve for loan losses.

(Changes in presentation method)

In line with the enforcement of the “Cabinet Office Ordinance for Partial Revision of the Ordinance for Enforcement of the Banking Act, etc.” (Cabinet Office Ordinance No. 3, January 24, 2020) on March 31, 2022, the classification of “risk management loans” required to be disclosed under the Banking Act is presented in accordance with the classification of loans to be disclosed defined in the Act on Emergency Measures for the Revitalization of the Financial Functions.

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3.	Bills discounted are accounted for as defined in accordance with JICPA Industry-specific Committees Guidance No.24, March 17, 2022, “Accounting and Auditing Treatment of Accounting Standards for Financial Instruments in Banking Industry,” although the Bank has the right to sell or pledge commercial bills and purchased foreign exchange bills obtained as a result of discounting without restrictions. The total face value of such commercial bills and purchased foreign exchange bills was ¥13,719 million.

4.	Assets pledged as collateral were as follows:

Assets pledged as collateral

Securities:	¥573,692 million
Loans:	¥682,501 million

Liabilities secured by pledged assets

Deposits:	¥26,345 million
Payables under repurchase agreements:	¥74,232 million
Payables under securities lending transactions:	¥139,898 million
Borrowed money:	¥736,356 million

In addition to the above, assets pledged as collateral for exchange settlement and other transitions include securities of ¥406 million and other assets of ¥35,000 million.

Meanwhile, other assets include guarantees of ¥6 million and security deposits of ¥282 million.

5.	Overdraft facility agreements and commitment line agreements related to loans are binding agreements under which the Bank is obliged to lend funds up to certain limits agreed to in advance upon the customer’s request. The Bank will lend the funds under the loan agreement as long as there is no breach of the various terms and conditions stipulated in the relevant loan agreement. The unused commitment balance related to these loan agreements amounted to ¥1,283,479 million. Of this amount, ¥1,127,837 million was related to loans in which the term of the agreement was one year or less or in which unconditional cancellation of the agreement was allowed at any time.

In many cases, the term of the loan agreement runs its course without the loan ever being drawn down. Therefore, unused loan commitments do not necessarily affect the Bank’s future cash flows. Most of these loan agreements include conditions which allows the Bank either to decline the request for a loan draw-down or to reduce the agreed limit when there is cause to do so, such as when there is a change in the financial condition or when it is necessary to protect the Bank’s credit. The Bank takes various measures to protect its credit, including having the obligor pledge collateral in the form of real estate, securities, etc. upon signing the loan agreement, or, after the agreement conclusion, monitoring an obligor’s financial condition, etc. in accordance with the Bank’s established internal procedures at regular intervals to review the current agreement if necessary.

6.	In accordance with the Act on Revaluation of Land (Act No. 34, March 31, 1998; hereinafter the “Act”), the Bank revalued land used in the ordinary course of business. As for revaluation differences, the valuation excess, net of deferred taxes, is recorded as “Land revaluation excess” under net assets whereas the tax corresponding to the revaluation excess is recorded as “Deferred taxes on revaluation excess” under liabilities.
Date of revaluation:	March 31, 1998
Revaluation method stipulated in Article 3, Paragraph 3 of the Act:	The land was revalued primarily based on posted land prices stipulated in Article 2, Item 1 of the Order for Enforcement of the Act on Revaluation (Cabinet Order No. 119, March 31, 1998; hereinafter the “Order”) and standard benchmark land prices stipulated in Article 2, Item 2 of the Order with reasonable adjustments for land shape and timing of the assessment.
Difference between the total fair value of land used in the ordinary course of business revalued pursuant to Article 10 of the Order at the end of the current fiscal year and the total book value after revaluation:	¥13,271 million

7.	Accumulated depreciation of tangible fixed assets: ¥54,038 million
8.	Deferred gains on tangible fixed assets not recognized for tax purposes: ¥8,224 million
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9.	The Bank’s guarantee obligations for corporate bonds included in “Securities” issued through private placement of securities as defined in Article 2, Paragraph 3 of the Financial Instruments and Exchange Act amounted to ¥61,743 million.
10.	Total monetary claims against Directors arising from transactions with Directors:	¥0 million
11.	Total monetary claims against subsidiaries and affiliates:	¥23,265 million
12.	Total monetary liabilities to subsidiaries and affiliates:	¥28,183 million
13.	Principal amount of trusts with the principal indemnification agreement:	¥554 million

(Notes to Non-consolidated Statement of Income)

1.	Revenue from transactions with subsidiaries and affiliates
Total interest income:	¥102 million
Total fees and commissions income:	¥352 million
Total revenue from other services and other ordinary transactions:	¥149 million

Expenses from transactions with subsidiaries and affiliates

Total interest expenses:	¥0 million
Total fees and commissions expenses:	¥1,987 million
Total expenses from other services and other ordinary transactions:	¥2,433 million

2.	Transactions between the Bank and related parties

There were no significant transactions to be stated.

(Notes to Non-consolidated Statement of Changes in Net Assets)

Type and number of shares of treasury stock

(Thousands of shares)

	Number of shares at the beginning of the accounting period	Increase in number of shares during the accounting period	Decrease in number of shares during the accounting period	Number of shares at the end of the accounting period	Remark
Treasury stock
Common stock	7,104	1,001	1,142	6,962	Notes 1, 2, 3
Total	7,104	1,001	1,142	6,962
Notes:	1.	The increase in number of treasury stock (1,001 thousand shares) was due to the purchase of treasury stock by the trust for the share-based payment system (1,000 thousand shares) and the purchase of fractional shares (1 thousand shares).
2.	The decrease in number of treasury stock (1,142 thousand shares) was due to the disposal of treasury stock in line with a third-party allotment of newly issued shares to the trust for the share-based payment system (1,000 thousand shares), the delivered shares of the Bank under the share-based payment system (61 thousand shares) and the exercise of stock acquisition rights (81 thousand shares).
3.	The numbers of common shares of treasury stock at the beginning and the end of the current fiscal year include the Bank’s shares held by the trust for the share-based payment system (247 thousand shares and 1,186 thousand shares, respectively).

(Notes to Securities)

In addition to “Japanese government bonds,” “Municipal bonds,” “Corporate bonds,” “Equity securities,” and “Other securities” on the non-consolidated balance sheet, securities mentioned in this section include “Trading Japanese government bonds” and trust beneficiary interests in “Monetary claims purchased.”

1.	Trading securities (as of March 31, 2022)

(Millions of yen)

Unrealized gains (losses) included in profit and loss for the current fiscal year
Trading securities	(19)

2.	Held-to-maturity debt securities (as of March 31, 2022)

Not applicable.

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3.	Equity securities of subsidiaries and affiliates (as of March 31, 2022)

(Millions of yen)

	Balance sheet amount	Fair value	Difference
Equity securities of subsidiaries	–	–	–
Equity securities of affiliates	–	–	–
Total	–	–	–
Note:	Balance sheet amount of equity and other securities without fair market value not included in the above table

(Millions of yen)

Balance sheet amount
Equity securities of subsidiaries	20,345
Equity securities of affiliates	200

4.	Available-for-sale securities (as of March 31, 2022)

(Millions of yen)

	Category	Balance sheet amount	Acquisition cost	Difference
Securities whose balance sheet amount exceeds the acquisition cost	Equity securities	301,288	68,441	232,846
	Bonds	301,341	292,616	8,725
	Japanese government bonds	99,975	95,587	4,388
	Municipal bonds	137,594	134,524	3,070
	Short-term corporate bonds	–	–	–
	Corporate bonds	63,771	62,504	1,266
	Others	561,494	513,993	47,501
	Subtotal	1,164,124	875,051	289,073
Securities whose balance sheet amount does not exceed the acquisition cost	Equity securities	17,563	23,577	(6,013)
	Bonds	205,328	206,860	(1,531)
	Japanese government bonds	–	–	–
	Municipal bonds	156,411	157,517	(1,106)
	Short-term corporate bonds	–	–	–
	Corporate bonds	48,917	49,343	(425)
	Others	262,393	272,817	(10,424)
	Subtotal	485,285	503,255	(17,969)
Total		1,649,410	1,378,306	271,103
Note:	Balance sheet amount of equity and other securities without fair market value and investments in partnerships, etc. not included in the above table

(Millions of yen)

Balance sheet amount
Equity and other securities without fair market value	11,127
Investments in partnerships, etc.	7,527

Equity and other securities without fair market value include unlisted stocks and are not included in the disclosure of fair value in accordance with Paragraph 5 of the “Implementation Guidance on Disclosures about Fair Value of Financial Instruments” (ASBJ Guidance No. 19, March 31, 2020).

Investments in partnerships, etc. are not included in the disclosure of fair value in accordance with Paragraph 27 of the “Implementation Guidance on Accounting Standard for Fair Value Measurement” (ASBJ Guidance No. 31, July 4, 2019).

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5.	Held-to-maturity debt securities sold during the current fiscal year (from April 1, 2021 to March 31, 2022)

Not applicable.

6.	Available-for-sale securities sold during the current fiscal year (from April 1, 2021 to March 31, 2022)

(Millions of yen)

	Amount sold	Total gain on sale	Total loss on sale
Equity securities	8,412	4,742	824
Bonds	523	1	–
Japanese government bonds	–	–	–
Municipal bonds	–	–	–
Short-term corporate bonds	–	–	–
Corporate bonds	523	1	–
Others	929,886	13,685	16,170
Total	938,821	18,429	16,994

7.	Securities impaired

Certain securities other than trading securities (excluding equity and other securities without fair market value and investments in partnerships, etc.) are written down to their fair value in the non-consolidated balance sheet, and the difference between the acquisition cost and the fair value is treated as loss for the current fiscal year (hereinafter “impairment (devaluation)”) if the fair value has significantly deteriorated from the acquisition cost, unless it is deemed that there is a possibility of a recovery in the fair value to the acquisition cost.

The amount of impairment (devaluation) for such securities as of March 31, 2022 was ¥246 million, including ¥208 million of equity securities and ¥38 million of bonds.

A security is deemed to have “significantly deteriorated” if the fair value has decreased 50% or more compared to the acquisition cost. If the fair value has decreased more than 30% but less than 50% compared to the acquisition cost, the security may be deemed “significantly deteriorated” considering the change in the quoted market price during a certain period in the past, the related business performance, and other factors.

(Notes to Money Held in Trust)

1.	Money held in trust for investment (as of March 31, 2022)

Not applicable.

2.	Held-to-maturity money held in trust (as of March 31, 2022)

Not applicable.

3.	Other money held in trust (other than those held for investment or those held to maturity) (as of March 31, 2022)

(Millions of yen)

	Balance sheet amount	Acquisition cost	Difference	Of which, balance sheet amount exceeds the acquisition cost	Of which, balance sheet amount does not exceed the acquisition cost
Other money held in trust	1,507	1,176	330	330	–
Note:	“Of which, balance sheet amount exceeds the acquisition cost” and “Of which, balance sheet amount does not exceed the acquisition cost” represent the breakdown of “Difference” for the respective items.

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(Notes to Income Taxes)

Significant components of deferred tax assets and liabilities were as follows:

(Millions of yen)

Deferred tax assets:
Reserve for loan losses	14,978
Impairment loss on land	671
Accrued employees’ bonus	492
Excess depreciation	469
Write-down of securities	434
Reserve for losses on repayment of dormant bank accounts	358
Others	1,982
Subtotal of deferred tax assets	19,386
Valuation reserve	(919)
Total deferred tax assets	18,467
Deferred tax liabilities:
Valuation difference on available-for-sale securities	(82,668)
Prepaid pension cost	(1,542)
Deferred gains on real property	(893)
Net deferred gains (losses) on derivatives under hedge accounting	(505)
Total deferred tax liabilities	(85,610)
Net deferred tax liabilities	(67,142)

(Per Share Information)

1. Stockholders’ equity per share: ¥2,189.57

2. Basic net income per share: ¥77.84

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(Reference)

Statement of Trust Assets and Liabilities at the End of the 119th Fiscal Year

(As of March 31, 2022)

(Millions of yen)

Assets	Amount	Liabilities	Amount
Due from banking account	554	Money trusts	1,066
Cash and due from banks	512
Total	1,066	Total	1,066
Notes:	1.	Japanese yen amounts are rounded down to the nearest million.
2.	Joint trust assets under the management of other companies: ¥– million

Trusts with the principal indemnification agreement

Money trusts

(Millions of yen)

Assets	Amount	Liabilities	Amount
Due from banking account	554	Principal	554
Total	554	Total	554
Note:	Japanese yen amounts are rounded down to the nearest million.

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Consolidated Statement of Changes in Net Assets for the 119th Fiscal Year

(From April 1, 2021 to March 31, 2022)

(Millions of yen)

	Stockholders’ equity
	Common stock	Capital surplus	Retained earnings	Treasury stock	Total stockholders’ equity
Balance at the beginning of the accounting period	20,948	20,352	446,871	(5,045)	483,127
Cumulative effects of changes in accounting policies			(167)		(167)
Restated balance	20,948	20,352	446,704	(5,045)	482,959
Changes during the accounting period
Dividends			(4,754)		(4,754)
Profit attributable to owners of parent			26,417		26,417
Purchase of treasury stock				(638)	(638)
Disposal of treasury stock		(62)		812	750
Reversal of land revaluation excess			119		119
Changes in items other than stockholders’ equity, net
Total changes during the accounting period	–	(62)	21,782	174	21,894
Balance at the end of the accounting period	20,948	20,289	468,487	(4,871)	504,854

(Millions of yen)

	Accumulated other comprehensive income					Stock acquisition rights	Noncontrolling interests	Total net assets
	Valuation difference on available-for-sale securities	Net deferred gains (losses) on derivatives under hedge accounting	Land revaluation excess	Remeasurements of defined benefit plans	Total accumulated other comprehensive income
Balance at the beginning of the accounting period	222,338	(374)	19,178	8,279	249,421	273	8,418	741,240
Cumulative effects of changes in accounting policies								(167)
Restated balance	222,338	(374)	19,178	8,279	249,421	273	8,418	741,073
Changes during the accounting period
Dividends								(4,754)
Profit attributable to owners of parent								26,417
Purchase of treasury stock								(638)
Disposal of treasury stock								750
Reversal of land revaluation excess								119
Changes in items other than stockholders’ equity, net	(31,906)	1,527	(119)	693	(29,804)	(65)	(1,299)	(31,169)
Total changes during the accounting period	(31,906)	1,527	(119)	693	(29,804)	(65)	(1,299)	(9,274)
Balance at the end of the accounting period	190,431	1,152	19,058	8,973	219,616	208	7,119	731,798

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Policy on Preparation of Consolidated Financial Statements

Subsidiaries, subsidiary corporations, etc., and affiliated corporations, etc. are defined based on Article 2, Paragraph 8 of the Banking Act and Article 4-2 of the Order for Enforcement of the Banking Act.

1 Scope of consolidation

(1)	Consolidated subsidiaries and subsidiary corporations, etc.: 16 companies

Company names

The Iyogin Credit Guaranty Company Limited

The Iyogin Business Service Company Limited

Iyogin Capital Company Limited

Iyogin Venture Fund Corporation Limited IV

Iyogin Venture Fund Corporation Limited V

Iyogin Venture Fund Corporation Limited VI

Iyo Evergreen Sixtiary Industrialization Support Fund Investment Business Limited Partnership

Iyo Evergreen Agriculture Support Fund Investment Business Limited Partnership

Iyo Evergreen Agriculture Support Fund II Investment Business Limited Partnership

Iyo Evergreen Business Succession Support Fund Investment Business Limited Partnership

Iyogin Regional Economy Research Center, Inc.

Iyogin DC Card Co., Ltd.

Iyogin Challenge & Smile Co., Ltd.

Iyogin Leasing Company Limited

Iyogin Computer Service Company Limited

Shikoku Alliance Securities Co., Ltd.

(2)	Non-consolidated subsidiaries and subsidiary corporations, etc.: two (2) companies

Company names

Iyogin-Ehime University Originated Venture Support Fund Investment Business Limited Partnership

Iyo Evergreen Business Succession Support Fund II Investment Business Limited Partnership

Non-consolidated subsidiaries and subsidiary corporations, etc. are excluded from the scope of consolidation because their assets, ordinary income, net income (proportional amount of equity), retained earnings (proportional amount of equity), and total other comprehensive income (proportional amount of equity) are immaterial to the extent that does not hinder a reasonable judgment on financial position and operating results of the corporate group.

2 Application of equity method

(1)	Non-consolidated subsidiaries and subsidiary corporations, etc. accounted for by the equity method: Not applicable.
(2)	Affiliated corporations, etc. accounted for by the equity method: Not applicable.
(3)	Non-consolidated subsidiaries and subsidiary corporations, etc. not accounted for by the equity method: two (2) companies

Company names

Iyogin-Ehime University Originated Venture Support Fund Investment Business Limited Partnership

Iyo Evergreen Business Succession Support Fund II Investment Business Limited Partnership

(4)	Affiliated corporations, etc. not accounted for by the equity method: four (4) companies

Company names

Iyogin REVIC Investments Company Limited

Shikoku Alliance Capital Co., Ltd

Ozu Town Creation Fund

Shikoku Brand Co., Ltd.

Non-consolidated subsidiaries and subsidiary corporations, etc., and affiliated corporations, etc. not accounted for by the equity method are excluded from the scope of the equity method because their net income (proportional amount of equity), retained earnings (proportional amount of equity), total other comprehensive income (proportional amount of equity), and other items do not significantly affect the consolidated financial statements if they are excluded from the scope of the equity method.

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Notes to Consolidated Financial Statements

Japanese yen amounts are rounded down to the nearest million.

Accounting Policies

1.	Valuation basis and method for trading account securities

Trading account securities are stated at fair market value, and the cost of trading account securities sold is computed using the moving average method.

2.	Valuation basis and method for securities
(1)	Held-to-maturity debt securities are stated at amortized cost (on a straight-line basis) using the moving average method. Equity securities of affiliated corporations, etc. not accounted for by the equity method are stated at cost using the moving average method. Available-for-sale securities are stated at fair value, and the cost of available-for-sale securities sold is computed using the moving average method. Note that, however, equity and other securities without fair market value are stated at cost using the moving average method.

Valuation difference on available-for-sale securities is recognized directly in net assets.

(2)	Securities included in the money held in trust account are treated in the same manner as the securities mentioned in 1. and 2. (1) above.
3.	Valuation basis and method for derivative transactions

Derivative transactions are valued at fair value.

4.	Depreciation/amortization methods for fixed assets
(1)	Tangible fixed assets (excluding lease assets)

Tangible fixed assets are depreciated using the declining balance method. However, buildings acquired on and after April 1, 1998 (excluding accompanying facilities) and accompanying facilities and structures acquired on or after April 1, 2016 are depreciated using the straight-line method.

The primary useful lives of these assets are as follows:

Buildings:    15 to 40 years

Others:         5 to 10 years

(2)	Intangible fixed assets (excluding lease assets)

Intangible fixed assets are amortized using the straight-line method. Internal use software costs are amortized over the period available (mainly five years) determined by the Bank and its consolidated subsidiaries and subsidiary corporations, etc.

(3)	Lease assets

Lease assets included in “Tangible fixed assets” or “Intangible fixed assets” under finance leases that are not deemed to transfer ownership of the lease property to the lessee are depreciated or amortized using the straight-line method over the lease term. In cases in which there is a residual value guarantee under the lease contract, the residual value is the guaranteed amount. In other cases, it is deemed to be zero.

5.	Recognition of reserve for loan losses

The Bank records reserve for loan losses in accordance with the prescribed write-off and reserve criteria.

For loans to debtors who are undergoing bankruptcy or business failure through legal proceedings such as special liquidation (“bankrupt borrowers”), or who are in a similar financial condition (“a near-bankrupt borrowers”), the reserve for loan losses is provided at the full book value of such loans after deducting the amount of direct write-offs (as defined in the proviso below), net of the expected amount of recoveries from the disposable security and guarantees. For loans to debtors who are not yet legally bankrupt but deemed to have a high probability of becoming bankrupt (“potential bankrupt borrowers”), the reserve for loan losses is provided for the amount deemed necessary based on an overall solvency assessment performed for the amount of loans, net of the expected amount of recoveries from the disposable security and guarantees.

For loans, other than to bankrupt borrowers, a near-bankrupt borrowers, and potential bankrupt borrowers, that have been restructured due to the COVID-19 pandemic or for debtors in specific industries heavily affected by the pandemic, the reserve for loan losses is provided for the amount of loans, net of the expected amount of recoveries from the disposable security and guarantees, multiplied by a certain ratio of the remaining amount.

With regard to other loans, the Bank principally records the reserve for loan losses at the amount of estimated losses for the next one year or for the next three years. The estimated losses are determined by calculating rates of loss based on the average actual loan-loss ratios for certain past periods derived from actual loan-loss experience for one year or three years and making necessary adjustments.

27

All loans are assessed by business departments in accordance with internal rules for self-assessment of assets. Subsequently, the Credit Administration Department, which is independent from these departments, audits such assessments.

For secured or guaranteed loans to bankrupt borrowers and a near-bankrupt borrowers, the estimated uncollectible amount, determined by deducting an amount considered recoverable from the disposable security and guarantees from the loan amount, is directly written off from the loan amount. The estimated uncollectible amount was ¥20,345 million.

For reserve for loan losses to consolidated subsidiaries and subsidiary corporations, etc., normal loans are provided in the amount considered necessary in light of the past loan loss ratio, etc. Meanwhile, certain loans such as doubtful loans are provided in the expected recoverable amount according to each loan’s recoverability.

6.  Recognition of accrued employees’ bonuses

Accrued employees’ bonuses are provided for the future payment of employees’ bonuses based on the estimated amounts of the future payments that are attributed to the current fiscal year.

7.  Recognition of reserve for losses on repayment of dormant bank accounts

Reserve for losses on repayment of dormant bank accounts is provided in connection with inactive bank accounts the balances of which have been derecognized as liabilities. The reserve is provided for the possible future demands on claims of withdrawal from these accounts in an amount based on historical reimbursement experience.

8.  Recognition of reserve for contingent losses

Reserve for contingent losses is maintained to provide against possible losses from contingencies which are not covered by other specific reserves. The amount of reserve is based on an estimate of the amount of possible future losses.

9.  Recognition of reserve for share-based payments

Reserve for share-based payments is provided for the estimated amount of share benefit obligations at the end of the current fiscal year in order to prepare for delivery of the Bank’s shares to its Directors (excluding Directors Serving as Audit and Supervisory Committee Members) and Executive Officers under the internal share delivery regulations.

10. Recognition of reserve under special laws

Reserve under special laws is provided for contingent liabilities from financial instruments and exchange. This is a reserve pursuant to Article 46-5 of the Financial Instruments and Exchange Act and Article 175 of Cabinet Office Ordinance on the Financial Instruments Business to indemnify losses incurred in connection with the purchase and sale of securities and derivatives and other financial related transactions.

11. Accounting method for retirement benefits

In calculating retirement benefit obligations, the benefit formula basis is used to attribute the projected amount of retirement benefits to periods up to the end of the current fiscal year. Prior service cost and actuarial differences are amortized as follows:

Prior service cost:	Prior service cost is amortized using the straight-line method over a certain number of years (10 years) within the average remaining service years of employees at the time of recognition.
Actuarial differences:	Actuarial differences are amortized on a pro-rata basis using the straight-line method over a certain number of years (10 years) within the average remaining service years of employees from the fiscal year following the respective fiscal year of recognition.

Certain consolidated subsidiaries and subsidiary corporations, etc. use a simplified method to calculate net defined benefit liability and retirement benefit cost. This simplified method assumes the Bank’s retirement benefit obligations to be equivalent to the benefits that would be payable upon the voluntary retirement of employees at the fiscal year-end.

12. Translation of foreign currency assets and liabilities into Japanese yen

Foreign currency assets and liabilities and the accounts of overseas branches of the Bank are translated into yen at the rates prevailing at the consolidated balance sheet date.

Foreign currency assets and liabilities of the consolidated subsidiaries and subsidiary corporations, etc. are translated into yen at the rates prevailing at the balance sheet date and other dates for respective entities.

13. Recognition of significant revenue and expenses

(1)	Recognition of revenue from contracts with customers

Revenue from contracts with customers is primarily received as consideration for the provision of services incidental to, among other services, deposit and lending services, exchange services, and securities-related services. Revenue is recognized upon the transfer of promised goods or services through the provision of services to customers in an amount that reflects the consideration to which the Bank expects to be entitled in exchange for those goods or services.

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(2)	Recognition of revenue related to finance lease transactions

Revenue and cost of sales are recognized upon the receipt of lease charges.

(3)	Recognition of revenue related to operating lease transactions

Lease charges corresponding to lease periods are recognized on the basis of monthly lease charges to be received under lease contracts.

14. Significant hedge accounting methods

(1)	Hedge against interest rate risk

In order to hedge the interest rate risk associated with various financial assets and liabilities, the Bank applies the deferred hedge accounting method stipulated in JICPA Industry-specific Committees Guidance No. 24, March 17, 2022, “Accounting and Auditing Treatment of Accounting Standards for Financial Instruments in Banking Industry.” The effectiveness of hedges that offset market fluctuations is assessed for (i) each identified group of hedged items, such as deposits, loans and similar instruments and (ii) the corresponding group of hedging instruments, such as interest rate swap transactions, in the same maturity bucket.

(2)	Hedge against fluctuation in foreign exchange rates

The Bank applies the deferred method of hedge accounting to hedge foreign exchange risk associated with various foreign currency-denominated financial assets and liabilities as stipulated in JICPA Industry-specific Committees Guidance No. 25, October 8, 2020, “Treatment of Accounting and Auditing Concerning Accounting for Foreign Currency Transactions in the Banking Industry.” The effectiveness of the hedging currency swap transactions, exchange swap transactions, and similar transactions that hedge the foreign exchange risk of monetary claims and liabilities denominated in foreign currencies is assessed by comparing the foreign currency positions of the hedged monetary claims and liabilities with those of the hedging instruments.

The Bank also applies fair value hedge accounting to portfolio hedges of the foreign exchange risk associated with foreign currency-denominated available-for-sale securities (other than bonds) identified as hedged items in advance as long as the amount of spot and forward foreign exchange contracts payable exceeds the acquisition costs of the hedged securities in foreign currency.

15. Application of consolidated tax payment system

The Bank and its certain consolidated subsidiaries have adopted a consolidated tax payment system with the Bank as the taxable parent company. The Bank submitted a required notification of not transitioning to the group tax sharing system before the end of the current fiscal year.

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Changes in Accounting Policies

(Application of Accounting Standard for Revenue Recognition, etc.)

The Bank has applied the “Accounting Standard for Revenue Recognition” (ASBJ Statement No. 29, March 31, 2020) and other standards from the beginning of the current fiscal year. In line with the application, the Bank recognizes revenue upon the transfer of control of promised goods or services to customers in an amount that reflects the consideration to which the Bank expects to be entitled in exchange for those goods and services.

The impact of this application on the consolidated financial statements for the current fiscal year was immaterial.

(Application of Accounting Standard for Fair Value Measurement, etc.)

The Bank has applied the “Accounting Standard for Fair Value Measurement” (ASBJ Statement No. 30, July 4, 2019; hereinafter the “Fair Value Measurement Standard”) and other standards from the beginning of the current fiscal year. In accordance with Paragraph 8 of the Fair Value Measurement Standard, the Bank has revised its fair value adjustment method used to determine the fair value of derivative transactions to maximize the use of relevant observable inputs estimated from derivatives and other instruments traded in the market. This revision comes in line with the application of the Fair Value Measurement Standard and other standards. In accordance with the transitional treatment provided for in the proviso to Paragraph 20 of the Fair Value Measurement Standard, the cumulative effects of retrospective application of the new accounting policy prior to the beginning of the current fiscal year were reflected in retained earnings at the beginning of the current fiscal year.

As a result, retained earnings, other assets, other liabilities, deferred tax liabilities, and stockholders’ equity per share as of April 1, 2021 decreased by ¥167 million, ¥382 million, ¥141 million, ¥73 million, and ¥0.52, respectively.

Significant Accounting Estimates

The followings are items that were recognized in the consolidated financial statements for the current fiscal year based on accounting estimates and may have a significant impact on the consolidated financial statements for the following fiscal year.

(Reserve for Loan Losses)

1.  Amount recognized in the consolidated financial statements for the current fiscal year

Reserve for loan losses: ¥37,600 million

Of which, the amount recognized due to the COVID-19 pandemic was ¥7,310 million.

2.  Information that contributes to understanding significant accounting estimates for identified items

(1)	Calculation method

The details for the calculation method for reserve for loan losses are stated in “Accounting Policies, 5. Recognition of reserve for loan losses.”

(2)	Key assumptions

The main assumption is “credit risk of loans in determining debtor classification.” The “credit risk of loans in determining debtor classification” was determined by evaluating the repayment capacity of each debtor based on its financial condition, cash flow, profitability, etc.

In addition, for certain debtors of loans that have been restructured due to the COVID-19 pandemic or for debtors in specific industries heavily affected by the pandemic, it was assumed that the probability of deterioration in their future financial condition, cash flow, profitability, etc. would be higher than other debtors and that the classification of certain debtors would be deteriorated.

(3)	The effect on the next year’s consolidated financial statements

Changes for the assumptions used for making initial estimates due to the inflection in the performance of individual debtors or the impact of the spread of COVID-19 could have a significant effect on reserve for loan losses in the consolidated financial statements for the following fiscal year.

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Additional Information

(Share-based Payment System using the Trust)

The Bank has introduced a share-based payment system using a trust for its Directors (excluding Directors Serving as Audit and Supervisory Committee Members) and Executive Officers with the aim of raising awareness of contribution to the Bank’s medium- to long-term performance and enhancement of its corporate value.

1.   Overview of transactions

The trust acquires shares of the Bank using funds contributed by the Bank.

In accordance with internal share delivery regulations set forth by the Board of Directors of the Bank, the Bank grants points to its Directors (excluding Directors Serving as Audit and Supervisory Committee Members) and Executive Officers. At the time of retirement, shares of the Bank and money will be delivered in accordance with the points through the trust.

2.   Shares of the Bank held by the trust

(1)	Shares of the Bank held by the trust are recorded as treasury stock in stockholders’ equity at the book value in the trust.
(2)	The book value in the trust was ¥781 million.
(3)	The number of shares of the Bank held by the trust was 1,186 thousand shares.

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Notes

(Notes to Consolidated Balance Sheet)

1.	The amounts of loans disclosed under the Banking Act and the Act on Emergency Measures for the Revitalization of the Financial Functions are as described below. These loans include corporate bonds recorded under “Securities”(limited to corporate bonds for which the payment of principal and interest is wholly or partially guaranteed and which were issued through private placement of securities as defined in Article 2, Paragraph 3 of the Financial Instruments and Exchange Act), loans and foreign exchange, and accrued interest, suspense payments and customers’ liabilities for acceptances and guarantees recorded under “Other assets,” as well as securities if the Bank lent such securities which are required to be disclosed in notes to its consolidated balance sheet (they are limited to loans for use or lending under rental contract).

Bankrupt and quasi-bankrupt loans:	¥1,980 million
Doubtful loans:	¥63,388 million
Substandard loans:	¥23,780 million
Loans overdue three months or more:	¥2,076 million
Restructured loans:	¥21,704 million
Subtotal:	¥89,148 million
Normal loans:	¥5,257,437 million
Total:	¥5,346,586 million

Bankrupt and quasi-bankrupt loans are loans to debtors who are subject to bankruptcy, corporate reorganization or rehabilitation or other similar proceedings and other debtors in serious financial difficulties.

Doubtful loans are loans to debtors who have not gone bankrupt but whose financial position and operating results have so deteriorated that it is unlikely that the principal and interest on the loans will be recovered under the contract, excluding bankrupt and quasi-bankrupt loans.

Loans overdue three months or more are loans whose principal and/or interest payment have been past due for three months or more, excluding bankrupt and quasi-bankrupt loans and doubtful loans.

Restructured loans are loans that have been restructured to grant certain concessions favorable to the debtors, such as reduced interest rates or deferral or waiver of interest and/or principal payments to support or financially rehabilitate such debtors, excluding bankrupt and quasi-bankrupt loans, doubtful loans, and loans overdue three months or more.

Normal loans are loans that do not fall under the categories of bankrupt and quasi-bankrupt loans, doubtful loans, loans overdue three months or more, or restructured loans, and where the debtors have no problem with their financial position or operating results.

The above amounts of loans are before the deduction of reserve for loan losses.

(Changes in presentation method)

In line with the enforcement of the “Cabinet Office Ordinance for Partial Revision of the Ordinance for Enforcement of the Banking Act, etc.” (Cabinet Office Ordinance No. 3, January 24, 2020) on March 31, 2022, the classification of “risk management loans” required to be disclosed under the Banking Act is presented in accordance with the classification of loans to be disclosed defined in the Act on Emergency Measures for the Revitalization of the Financial Functions.

2.	Bills discounted are accounted for as financing transactions in accordance with JICPA Industry-specific Committees Guidance No. 24, March 17, 2022, “Accounting and Auditing Treatment of Accounting Standards for Financial Instruments in Banking Industry.” Accordingly, the Bank has the right to sell or (re)pledge the commercial bills and purchased foreign exchange bills obtained as a result of discounting without restrictions. The face value of these bills discounted was ¥13,719 million.

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3.	Assets pledged as collateral were as follows:

Assets pledged as collateral

Securities:	¥573,692 million
Loans:	¥682,501 million

Liabilities secured by pledged assets

Deposits:	¥26,345 million
Payables under repurchase agreements:	¥74,232 million
Payables under securities lending transactions:	¥139,898 million
Borrowed money:	¥736,356 million

In addition to the above, assets pledged as collateral for exchange settlement and other transactions include securities of ¥406 million and other assets of ¥35,000 million.

Other assets include initial margins of futures markets of ¥2,612 million, cash collateral paid for financial instruments of ¥35,983 million, guarantees of ¥72 million, and security deposits of ¥295 million.

4.	Overdraft facility agreements and commitment line agreements related to loans are binding agreements under which the Bank is obliged to lend funds up to certain limits agreed to in advance upon the customer’s request. The Bank will lend the funds under the loan agreement as long as there is no breach of the various terms and conditions stipulated in the relevant loan agreement. The unused commitment balance related to these loan agreements amounted to ¥1,270,918 million. Of this amount, ¥1,115,276 million was related to loans in which the term of the agreement was one year or less or in which unconditional cancellation of the agreement was allowed at any time.

In many cases, the term of the loan agreement runs its course without the loan ever being drawn down. Therefore, unused loan commitments do not necessarily affect the future cash flows of the Bank and its consolidated subsidiaries and subsidiary corporations, etc. Most of these loan agreements include conditions which allow the Bank and its consolidated subsidiaries and subsidiary corporations, etc. either to decline the request for a loan draw-down or reduce the agreed limit when there is cause to do so, such as when there is a change in the financial condition or when it is necessary to protect the Bank’s credit. The Bank takes various measures to protect its credit, including having the obligor pledge collateral in the form of real estate, securities, etc. upon signing the loan agreement, or, after the agreement conclusion, monitoring an obligor’s financial condition, etc. in accordance with the Bank’s established internal procedures at regular intervals to review the current agreement if necessary.

5	In accordance with the Act on Revaluation of Land (Act No. 34, March 31, 1998; hereinafter the “Act”), the Bank revalued land used in the ordinary course of business. As for revaluation differences, the valuation excess, net of deferred taxes, is recorded as “Land revaluation excess” under net assets whereas the tax corresponding to the revaluation excess is recorded as “Deferred taxes on revaluation excess” under liabilities.
Date of revaluation:	March 31, 1998
Revaluation method stipulated in Article 3, Paragraph 3 of the Act:	The land was revalued primarily based on posted land prices stipulated in Article 2, Item 1 of the Order for Enforcement of the Act on Revaluation (Cabinet Order No. 119, March 31, 1998; hereinafter the “Order”) and standard benchmark land prices stipulated in Article 2, Item 2 of the Order with reasonable adjustments for land shape and timing of the assessment.
Difference between the total fair value of land used in the ordinary course of business revalued pursuant to Article 10 of the Order at the end of current fiscal year and the total book value after revaluation:	¥13,271 million
6.	Accumulated depreciation of tangible fixed assets: ¥55,193 million
7.	Deferred gains on tangible fixed assets not recognized for tax purposes: ¥8,224 million
8.	The Bank’s guarantee obligations for corporate bonds included in “Securities” issued through private placement of securities as defined in Article 2, Paragraph 3 of the Financial Instruments and Exchange Act amounted to ¥61,743 million.
9.	Principal amount of trusts with the principal indemnification agreement: ¥554 million

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(Notes to Consolidated Statement of Income)

Other expenses include loans and bills discounted written off of ¥16 million, and equity and other securities written off of ¥274 million.

(Notes to Consolidated Statement of Changes in Net Assets)

1.       Type and number of shares issued and treasury stock

(Thousands of shares)

	Number of shares at the beginning of the accounting period	Increase in number of shares during the accounting period	Decrease in number of shares during the accounting period	Number of shares at the end of the accounting period	Remark
Shares issued
Common stock	323,775	–	–	323,775
Total	323,775	–	–	323,775
Treasury stock
Common stock	7,104	1,001	1,142	6,962	Notes 1, 2, 3
Total	7,104	1,001	1,142	6,962
Notes:	1.	The increase in number of treasury stock (1,001 thousand shares) was due to the purchase of treasury stock by the trust for the share-based payment system (1,000 thousand shares) and the purchase of fractional shares (1 thousand shares).
2.	The decrease in number of treasury stock (1,142 thousand shares) was due to the disposal of treasury stock in line with a third-party allotment of newly issued shares to the trust for the share-based payment system (1,000 thousand shares), the delivered shares of the Bank under the share-based payment system (61 thousand shares) and the exercise of stock acquisition rights (81 thousand shares).
3.	The numbers of common shares of treasury stock at the beginning and the end of the current fiscal year include the Bank’s shares held by the trust for the share-based payment system (247 thousand shares and 1,186 thousand shares, respectively).

2.       Stock acquisition rights

Classification	Details of stock acquisition rights	Type of shares subject to stock acquisition rights	Number of shares subject to stock acquisition rights (shares)				Closing balance as of March 31, 2022 (Millions of yen)	Remark
			Beginning balance as of April 1, 2021	Fiscal year ended March 31, 2022		Closing balance as of March 31, 2022
				Increase	Decrease
The Bank	Stock acquisition rights as stock options	–					208
Total		–					208

3.       Dividends

(1)	Dividends paid during the fiscal year ended March 31, 2022
Date of resolution	Type of shares	Total amount of dividends (Millions of yen)	Cash dividends per share (Yen)	Record date	Effective date
Directors’ meeting held on May 14, 2021	Common stock	¥2,218 million	¥7.00	March 31, 2021	June 8, 2021
Directors’ meeting held on November 12, 2021	Common stock	¥2,535 million	¥8.00	September 30, 2021	December 10, 2021
Total		¥4,754 million
Notes:	1.	The total amount of dividends resolved at the Directors’ meeting held on May 14, 2021 includes ¥1 million in dividends to the Bank’s shares held by the Trust for the share-based payment system.
2.	The total amount of dividends resolved at the Directors’ meeting held on November 12, 2021 includes ¥1 million in dividends to the Bank’s shares held by the Trust for the share-based payment system.

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(2)	Dividends whose record date is attributable to the year ended March 31, 2022 but which became effective after March 31, 2022
Date of resolution	Type of shares	Total amount of dividends	Source of dividends	Cash dividends per share	Record date	Effective date
Directors’ meeting held on May 13, 2022	Common stock	¥2,543 million	Retained earnings	¥8.00	March 31, 2022	June 9, 2022
Note:	The total amount of dividends includes ¥9 million in dividends to the Bank’s shares held by the Trust for the share-based payment system.

(Notes to Financial Instruments)

1.	Financial instruments
(1)	Policy on financial instruments

The Group engages in the financial services business including leasing services, centered on deposit, lending, and other banking services. Accordingly, the Bank holds financial assets and liabilities that are subject to interest rate fluctuations and undertakes asset and liability management (ALM) in order to curb any unfavorable impact from interest rate fluctuations. The Bank also engages in derivative transactions as part of its ALM.

(2)	Descriptions and risks of financial instruments

The financial assets of the Group consist mainly of loans to domestic customers, which are subject to credit risks arising from a nonfulfillment of a contract by borrowers. Also, the Bank holds securities that are mainly stocks, bonds and mutual funds for investment, management or trading purposes. The portion of the trading purpose is limited. They are subject to the issuer’s credit risk, interest rate risk and market price risk.

The foreign currency denominated financial assets and liabilities are subject to foreign currency risk. The Bank uses currency swaps and foreign exchange swaps to avoid the risk.

Derivative transactions include interest rate swaps carried on as part of its ALM. The Bank applies hedge accounting to the interest on loans to hedge interest rate risks regarding the interest rate swaps as hedge instruments. The effectiveness is ensured by maintaining a balance of hedge instruments that does not exceed the balance of the hedged items, which are grouped by incidence and remaining period.

Other transactions not qualifying for hedge accounting expose the Bank to foreign exchange and interest rate risks.

(3)	Risk management system for financial products
(i)	Credit risk management

The Bank prescribes its credit risk management policy in its “Risk Management Plan,” which is issued by the Board of Directors biannually. In particular, the Bank diversifies credit risk by ensuring that credit granted is not overconcentrated in certain customers, substantially identical groups or certain industries. The Bank periodically manages and analyzes the credit conditions classified by internal ratings, business area and industry. The Bank strives to optimize its credit portfolio by promoting effective credit risk management. Feedback regarding credit risk management is reported to the Board of Directors by credit risk items periodically.

The Bank stipulates the Risk Management Division (RMD) as a credit risk management division which is completely independent of sales-related divisions. With setting the Internal Rating System as its core function of the credit risk management, the Bank has established the system standards to utilize for credit management and business operations tailored to each customer. The Risk Management Division is responsible for designing the Internal Rating System, setting and revising the standards, examining the system, supervising the operations, and other activities. This function is designed to operate the system appropriately and ensure accurate and consistent ratings.

Meanwhile, credit-related divisions engage in individual credit assessment and other activities. While ensuring the independence of assessments separately from business promotion divisions, these divisions comply with basic principles of loans and conduct a strict and comprehensive assessment in consideration of each customer’s financial position, purpose for the loan, and ability to repay. Credit-related divisions adopt the system of comprising three center divisions: the Credit Division responsible for planning credit-related services, assessing customers’ loans, offering management consultations on corporate rehabilitation, managing problem loans, assessing collaterals, and other services; the Ship Finance Division responsible for assessing loans including those in the shipping and shipbuilding industries; and the Customer Loan Center responsible for assessing personal loans. In self-assessment, assets are initially assessed by each branch and then by the head office, followed by a validation by RMD, which is also responsible for the formulation of the assessment standards.

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The credit granted by the consolidated subsidiaries is managed for each customer along with the credit granted by the Bank.

RMD also manages the credit risk of issuers and the counterparty risk of derivative transactions by monitoring and periodically evaluating credit information and market prices.

(ii)	Market risk management

In order to properly manage market risk and maintain the Bank’s soundness and profitability, the Bank has established a comprehensive risk management structure centered on the ALM Committee.

The ALM Committee uses various measures such as the gap method, market value analysis, periodic income/loss simulation and the Value at Risk (VaR) method to control risk in a timely and appropriate manner. In addition to risk analysis through these methods, the ALM Committee analyzes the profitability structure and forecasts the economic environment and market trends. Based on this analysis, the committee engages in basic policies on asset management and financing, risk management plans, and hedging strategies. In the Market Transaction Division, the Risk Management Division is established independently from the divisions responsible for executing transactions and administration work such as settlement, resulting in cross-checking between these divisions.

The Bank sets limits on the quantity of risk that may be undertaken in its Risk Management Plan, which is developed by the Board of Directors biannually. RMD monitors compliance with the plan and reports to the Board of Directors periodically.

(Quantitative Information on Market Risk)

The Bank measures market risk based on the VaR method. The variance-covariance model (holding period: 120 business days; confidence interval: 99.9%; and historical observation period: 1,200 business days) is applied in the measurement of VaR.

The major market risks for the Bank are equity risk and interest rate risk. Major financial instruments affected by interest rate risk are loans and bills discounted, bonds classified as “Available-for-sale securities” under “Securities,” deposits, and borrowed money, as well as interest rate swaps and interest rate caps under “Derivative transactions.”

As of the end of the current fiscal year, the quantity of market risk (expected loss), which included equity risk and interest rate risk, amounted to ¥174.0 billion.

The Bank confirms the validity of the measurement model by periodically performing back-testing which compares VaR with actual fluctuations in profit and loss during the observation period. However, VaR, the quantity of market risk, which is statistically measured with historical market fluctuations, may not reflect the risk under drastic changes in the market.

(iii)	Financing-related liquidity risk management

The Group manages liquidity risks through ALM by adjusting the duration of funds raised in consideration of the market environment.

(4)	Supplementary explanation of matters related to fair values of financial instruments and others

As the fair values of financial instruments are estimated on certain assumptions, the values may differ when other assumptions are applied.

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2.  Fair values of financial instruments

The following table summarizes consolidated balance sheet amounts, fair values and any differences between them as of March 31, 2022. Equity and other securities without fair market value and investments in partnerships, etc. were excluded from the table below (see Note 1). Notes are omitted for cash and due from banks, call money and bills sold, payables under repurchase agreements, and payables under securities lending transactions because their fair market values approximate the corresponding book values due to their nature of short-term settlements.

(Millions of yen)

	Consolidated balance sheet amount	Fair value	Difference
(1) Monetary claims purchased	6,211	6,211	–
(2) Trading account securities
Trading securities	525	525	–
(3) Money held in trust	5,767	5,767	–
(4) Securities
Available-for-sale securities	1,660,146	1,660,146	–
(5) Loans and bills discounted	5,046,997	4,953,866
Reserve for loan losses (*1)	(35,923)
	5,011,073	4,953,866	(57,206)
Total Assets	6,683,724	6,626,517	(57,206)
(1) Deposits	6,021,850	6,021,381	(469)
(2) Negotiable certificates of deposit	604,275	604,275	(0)
(3) Borrowed money	750,302	749,978	(324)
Total Liabilities	7,376,428	7,375,634	(793)
Derivative Transactions (*2)
Derivative transactions to which hedge accounting is not applied	(7,533)	(7,533)	–
Derivative transactions to which hedge accounting is applied (*3)	(18,844)	(18,844)	–
Total Derivative Transactions	(26,378)	(26,378)	–
(*1)	General and specific reserves for loan losses relevant to loans and bills discounted are excluded.
(*2)	Derivative transactions recorded in other assets and liabilities are presented as a lump sum. Net loans and debts that arise from derivative transactions are presented on a net basis, and items whose amounts are debts on a net basis are presented in parentheses.
(*3)	They are interest rate swaps, etc. designated as hedging instruments to offset market fluctuations of loans and bills discounted in hedged items. The Bank mainly adopts deferred hedges. The Bank applies the “Revised Practical Solution on the Treatment of Hedge Accounting for Financial Instruments that Reference LIBOR” (PITF No.40, March 17, 2022) for these hedging relationships.
(*4)	Immaterial items are omitted.

Note 1:    Consolidated balance sheet amounts of equity and other securities without fair market value and investments in partnerships, etc. are described below, and are not included in “Available-for-sale securities” of the fair market value information on financial instruments.

(Millions of yen)

Consolidated Balance sheet amount
Equity and other securities without fair market value (*1) (*2)	13,685
Investments in partnerships, etc. (*3)	7,792
(*1)	Equity and other securities without fair market value include unlisted stocks, which are not included in the disclosure of fair value in accordance with Paragraph 5 of the “Implementation Guidance on Disclosures about Fair Value of Financial Instruments” (ASBJ Guidance No. 19, March 31, 2020).
(*2)	An impairment loss of ¥66 million was recorded for unlisted stocks during the current fiscal year.
(*3)	Investments in partnerships, etc. mainly include silent partnerships and investment partnerships. These items are not included in the disclosure of fair value in accordance with Paragraph 27 of the “Implementation Guidance on Accounting Standard for Fair Value Measurement” (ASBJ Guidance No. 31, July 4, 2019).

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3.  Fair value information by level within the fair value hierarchy

The fair value of financial instruments is classified into the following three levels according to the observability and materiality of inputs used to measure fair value.

Level 1 fair value:	Fair value measured using observable inputs, i.e. quoted prices in active markets for assets or liabilities that are the subject of the measurement.
Level 2 fair value:	Fair value measured using observable inputs other than Level 1 inputs.
Level 3 fair value:	Fair value measured using unobservable inputs.

If multiple inputs that are significant to the fair value measurement are used, the fair value measurement is categorized in its entirety in the level of the lowest level input that is significant to the entire measurement.

(1)	Financial instruments measured at fair value

As of March 31, 2022

(Millions of yen)

Classification	Fair value
	Level 1	Level 2	Level 3	Total
Monetary claims purchased	–	–	2,157	2,157
Trading account securities
Trading securities
Japanese government bonds	525	–	–	525
Money held in trust	–	–	1,507	1,507
Securities:
Available-for-sale securities
Japanese government bonds	18,130	81,845	–	99,975
Municipal bonds	–	294,005	–	294,005
Corporate bonds	–	50,295	62,393	112,689
Equity securities	331,294	449	–	331,744
Others	456,549	150,038	11,273	617,861
Total Assets	806,499	576,635	77,332	1,460,467
Derivative transactions
Interest rate-related derivatives	–	5,115	–	5,115
Currency-related derivatives	–	(31,492)	–	(31,492)
Bond-related derivatives	–	–	–	–
Credit derivatives	–	–	(0)	(0)
Total Derivative Transactions	–	(26,377)	(0)	(26,378)
(*)	The above table does not include investment trusts that applied the transitional treatment stipulated in Paragraph 26 of the “Implementation Guidance on Accounting Standard for Fair Value Measurement” (ASBJ Guidance No. 31, July 4, 2019). The amount of such investment trusts in the consolidated balance sheet was ¥203,869 million.

(2)	Financial instruments other than those measured at fair value

As of March 31, 2022

(Millions of yen)

Classification	Fair value
	Level 1	Level 2	Level 3	Total
Monetary claims purchased	–	–	4,054	4,054
Money held in trust	–	–	4,260	4,260
Loans:	–	–	4,953,866	4,953,866
Total Assets	–	–	4,962,181	4,962,181
Deposits:	–	6,021,381	–	6,021,381
Negotiable certificates of deposit	–	604,275	–	604,275
Borrowed money:	–	749,978	–	749,978
Total Liabilities	–	7,375,634	–	7,375,634

Note 1: A description of the valuation techniques and inputs used in the fair value measurements

Assets

Monetary claims purchased

Of monetary claims purchased, trustee beneficial rights are measured based on the price quoted by correspondent financial institutions, and are classified as Level 3 fair value based on the inputs used for the quoted prices. Monetary claims purchased other than trustee beneficial rights are classified as Level 3 fair value. This is because their book value is considered as the fair value, taking into consideration that such items fall under short contractual terms in nature and their fair value approximates the book value.

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Trading account securities

Trading account securities are classified as Level 1 fair value because they are government bonds and use unadjusted market prices in active markets.

Money held in trust

Of money held in trust, the components of trust property are measured based on the price quoted by correspondent financial institutions, and are classified as Level 3 fair value according to component levels.

Securities

Securities using unadjusted market prices in active markets are classified as Level 1 fair value. These Level 1 securities mainly include listed stocks and government bonds.

Securities that use announced market prices but are not traded in active markets are classified as Level 2 fair value. These Level 2 securities include municipal bonds and corporate bonds.

Of corporate bonds, private placement bonds with guarantee obligations are measured as the present value discounted at a rate that reflects the proper market rate corresponding to the remaining period and credit risk based on the internal rating. As these discount rates are unobservable inputs, such private placement bonds are classified as Level 3 fair value.

Securities that do not fall under these classifications are measured based on the price quoted by correspondent financial institutions, and are classified as Level 3 fair value based on the inputs used for the quoted prices.

Loans and bills discounted

Loans and bills discounted with floating rates are classified as Level 3 fair value. This is because their book value is considered as the fair value, taking into account that the rates reflect the market rate in a short period and that the fair value approximates the book value unless the borrower’s creditworthiness changes significantly after the inception date. Meanwhile, loans and bills discounted with fixed rates are classified as Level 3 fair value. This is because their fair value is measured as the present value, discounting future cash flows arising from principals and interests at a rate that reflects the proper market rate corresponding to the remaining period and credit risk based on the internal rating, and because these discount rates are unobservable inputs. Loans and bills with short-term contractual terms (within one year) are classified as Level 3 fair value because their fair value approximates the book value and such book value is considered as the fair value.

In addition, loans to bankrupt borrowers, a near-bankrupt borrowers, and potential bankrupt borrowers are classified as Level 3 fair value. In the background, their fair value approximates the consolidated balance sheet amount as of the consolidated balance sheet date less the reserve for loan losses since the loan losses are calculated based on the estimated collectable amount from collateral and/or guarantees.

Of loans and bills discounted, loans and bills discounted with no maturity due to conditions such as limiting the loans to the value of pledged assets are classified as Level 3 fair value. In the background, their fair value is deemed as the book value since the fair value is expected to approximate the book value considering the estimated loan period, interest rate, and other conditions.

Liabilities

Deposits and negotiable certificates of deposit

The fair value of demand deposits is considered the payable amount as of the consolidated balance sheet date (the book value). In addition, the fair value of fixed-term deposits and negotiable certificates of deposit is calculated as the present value, discounting the future cash flow at a rate that reflects the proper market rate corresponding to the remaining period and credit risk of the Bank. The fair value of deposits with short contractual terms (within one year) is considered equal to the book value since the fair value approximates the book value. These items are classified as Level 2 fair value.

Borrowed money

The fair value of borrowed money with a floating rate is considered equal to the book value because the fair values of these items approximate the book values, taking into account that the rate reflects the market rate in a short period and that the creditworthiness of the Bank and its consolidated subsidiaries and subsidiary corporations, etc. has not changed significantly since the inception date. The fair value of borrowed money with a fixed rate is calculated as the present value, discounting future cash flows for its principals and interests at a rate that reflects the proper market rate corresponding to the remaining period and credit risk of the Bank. These items are classified as Level 2 fair value.

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Derivative transactions

Derivative transactions using unadjusted market prices in active markets are classified as Level 1 fair value, including bond futures.
However, as most derivative transactions are traded over the counter and their market prices are not announced, their fair value is calculated using valuation techniques including the present value model and the option pricing model. These valuation techniques mainly input interest rates, foreign exchange rates, volatilities, and others. In addition, the valuation amount is adjusted based on the credit risks of counterparties and the Bank. If unobservable inputs are not used, or their impact is insignificant, those derivative items are classified as Level 2 fair value, including interest rate swaps and forward exchange contracts. If significant unobservable inputs are used, the items are classified as Level 3 fair value.

Note 2: Information on Level 3 fair value of the financial instruments that are recognized at fair value in the consolidated balance sheet

(1)	Quantitative information on significant unobservable inputs (as of March 31, 2022)
Classification	Valuation technique	Significant unobservable input	Range of inputs	Weighted average of inputs
Securities:
Corporate bonds	Discounted present value method	Discount rate	0.1%–16.8%	0.5%

(2)	A reconciliation from the beginning balances to the ending balances and gains or losses on valuation of financial assets and financial liabilities held at the end of the reporting period included in profit or loss for the period (as of March 31, 2022)

(Millions of yen)

	Beginning balance	Profit or loss or other comprehensive income for the period		Purchases, sales, issuances, and settlements (net)	Transfer into Level 3	Transfer out of Level 3	Ending balance	Gains or losses on valuation of financial assets and financial liabilities held at the end of the reporting period included in profit or loss for the period
		Recognized in profit or loss	Recognized in other comprehensive income
Monetary claims purchased	2,922	–	(11)	(753)	–	–	2,157	–
Money held in trust	1,257	(85)	252	83	–	–	1,507	(85)
Securities:
Available-for-sale securities
Corporate bonds	63,137	1	4	(749)	–	–	62,393	–
Others	12,583	–	(9)	(1,300)	–	–	11,273	–
Total Derivative Transactions
Credit derivatives	(2)	1	–	–	–	–	(0)	(0)

(3)	A description of valuation processes used for fair value measurements

The Risk Management Division of the Group has established policies and procedures for measuring fair value, and procedures for using the fair value valuation model. The Bank verifies whether the fair value obtained is measured using valid valuation techniques and inputs as well as whether they are classified into an appropriate level of the fair value hierarchy. When using quoted prices obtained from third parties as fair values, the Bank verifies whether the prices are valid using appropriate methods, such as confirming the valuation techniques and inputs used and comparing them with the fair value estimated by the Bank.

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(4)	A narrative description of sensitivity of the fair value measurement to changes in significant unobservable inputs

Of corporate bonds, the fair value of private placement bonds with guarantee obligations is calculated by adjustment rates against standard market interest rates such as LIBOR and swap rates. These adjustment rates comprise risk premiums required by market participants against uncertainties on cash flows arising mainly from credit risks. A significant increase (decrease) in discount rates generally leads to a significant decrease (rise) of fair value.

(Notes to Revenue Recognition)

Disaggregation of revenue from contracts with customers (as of March 31, 2022)

(Millions of yen)

	Reportable segments			Other	Total
	Banking business	Leasing business	Total
Fees and commissions
Deposit and loan services	3,531	–	3,531	–	3,531
Foreign exchange services	3,226	–	3,226	–	3,226
Securities-related services	965	–	965	1,236	2,202
Other services	3,808	–	3,808	267	4,076
Ordinary income from contracts with customers	11,532	–	11,532	1,503	13,036
Ordinary income from other items above	103,170	16,468	119,638	1,296	120,935
Ordinary income from external customers	114,702	16,468	131,170	2,800	133,971
Notes:	The “Other” category is a business segment not included in reportable segments, and represents information processing entrustment and software development business and securities business.

(Per Share Information)

1. Stockholders’ equity per share:      ¥2,286.75

2. Profit attributable to owners of parent per share:     ¥83.39

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